UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934*





                                  Diacrin, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    25243N103
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------
|CUSIP No.    25243N103       |       13G
-------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)         |
|          |                                                                   |
|          |                                                                   |
|          | Bernd Diethelm Honer                                              |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |_|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | Federal Republic of Germany                                       |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 1,229,680                                          |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 1,229,680                                          |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          |      1,229,680                                                    |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 8.6%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | IN                                                                |
--------------------------------------------------------------------------------

Item 1.

              (a)   Name of Issuer

                    Diacrin, Inc. (the "Issuer")

              (b)   Address of Issuer's Principal Executive Offices

                    Building 96, 13th Street
                    Charlestown Navy Yard
                    Charlestown, MA  02129

Item 2.

              (a)   Name of Persons Filing

                    Bernd Diethelm Honer (the "Reporting Person")

              (b)   Address of Principal Business Office or, if none, Residence

                    c/o Summitt Asset Management Co., Inc.
                    Suite 445
                    666 Plainsboro Road
                    Plainsboro, New Jersey 08536

              (c)   Citizenship

                    Federal Republic of Germany

              (d)   Title of Class of Securities

                    Common Stock, par value $0.01 per share (the "Shares")

              (e)   CUSIP Number

                    25243N103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

              (a)   |_| Broker or Dealer registered under Section 15 of the Act,

              (b)   |_| Bank as defined in section 3(a)(6) of the Act,

              (c) |_| Insurance Company as defined in section 3(a)(19) of the act,

              (d) |_| Investment Company registered under section 8 of the Investment Company Act,

              (e) |_| Investment Adviser registered under section 203 of the Investment Advisers Act of 1940,

              (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F),

              (g) |_| Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7),

              (h)   |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(H).

Item 4.       Ownership

              (a)   Amount Beneficially Owned

                    As of the date hereof, Mr. Honer is the beneficial owner of 1,229,680 Shares of the Issuer.

              (b)   Percent of Class

                    Mr. Honer is the record owner of 8.6% of the outstanding Shares of the Issuer.

              (c)   Number of shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote

                           Mr. Honer has sole power to vote or to direct the vote of 1,229,680 Shares.

                     (ii)  Shared power to vote or to direct the vote

                           None.

                     (iii) Sole power to dispose or to direct the disposition of

                           Mr. Honer has sole power to dispose or to direct the disposition of 1,229,680 Shares.

                     (iv) Shared power to dispose or to direct the disposition of

                           None.

Item 5.       Ownership of Five Percent or Less of a Class

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

              Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.      Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   March 3, 1998


                                          BERND DIETHELM HONER



                                          By: /s/ Scott M. Ciccone
                                              -------------------------
                                              Scott M. Ciccone as duly
                                              authorized attorney-in-fact(1)








-----------------------------------------


(1) Power of attorney has been previously filed with the Securities and Exchange Commission as an exhibit to Amendment No. 1 to the Reporting Person's Schedule 13D filed on July 9, 1997 in connection with the Common Stock of Medlmmune, Inc.